SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934



                              September 7, 1995
                Date of Report (Date of earliest event reported)

                                Comdisco, Inc.
             (Exact name of registrant as specified in its charter)

                                   Delaware
                 (State or other jurisdiction of incorporation)

                              1-7725 36-2687938
           (Commission File Number) (IRS Employer Identification No.)

                6111 North River Road, Rosemont, Illinois 60018
              (Address of principal executive offices) (Zip code)

                                (708) 698-3000
               Registrant's telephone number, including area code

Item 5.  Other Events.

On September 7, 1995, Hugoton Energy Corporation, a Kansas corporation ("Hugoton"), acquired control of Consolidated Oil & Gas, Inc. ("COG") through a merger of COG with and into Hugoton. Pursuant to the Agreement and Plan of Merger dated May 26, 1995, as amended, entered into between Hugoton and COG (the "Agreement"), each outstanding share of COG stock was converted into the right to receive 0.7916 shares of Hugoton common stock, plus $3.0273 in cash. As a result of the merger, on September 7, 1995 the Company, which had obtained a minority interest in COG in September, 1994 as part of the Company's discontinuance of its oil and gas operations, received approximately $13.9 million in cash and 3,626,320 shares (18.4% of the shares outstanding) of Hugoton common stock, which shares are listed on the NASDAQ Stock Market. The Hugoton stock now held by the Company, which had a closing price of $9.125 share as reported on NASDAQ as of September 7, 1995, is subject to a required holding period and certain restrictions relating to the sale or other disposition of such shares. See Schedule 13D dated September 7, 1995 and filed by the Company on September 21, 1995, for additional information regarding the Company's interest in Hugoton.

See also Note 11 of the Notes to the Consolidated Financial Statements in the Company's Annual Report of Form 10-K for the Fiscal year ended September 30, 1994 for additional information regarding discontinued oil and gas operations.

SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                  COMDISCO, INC.


Date:September 21, 1995                              By:  David J. Keenan
                                                         Its: Vice President and
                                                            Corporate Controller